Exhibit 1.1

EXECUTION VERSION

C L I F F O R D	CLIFFORD CHANCE LLP

C H A N C E

WESTERN POWER DISTRIBUTION (WEST MIDLANDS) PLC

as Issuer

and

BARCLAYS BANK PLC

LLOYDS BANK PLC

THE ROYAL BANK OF SCOTLAND PLC

and

OTHERS

SUBSCRIPTION AGREEMENT

in respect of
£400,000,000 3.875 per cent. Notes due 2024
issued under

Western Power Distribution (West Midlands) plc

£3,000,000,000
Euro Medium Term Note Programme

THIS AGREEMENT is made on 15 October 2013

BETWEEN:

(1)	WESTERN POWER DISTRIBUTION (WEST MIDLANDS) PLC as issuer (the "Issuer");

(2)	BARCLAYS BANK PLC, LLOYDS BANK PLC and THE ROYAL BANK OF SCOTLAND PLC as joint lead managers (the "Joint Lead Managers"); and

(3)	COMMONWEALTH BANK OF AUSTRALIA, MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC, MIZUHO INTRNATIONAL PLC and RBC EUROPE LIMITED as co-managers (together with the Joint Lead Managers, the "Managers")

WHEREAS:

(A)
The Issuer has entered into an amended and restated dealer agreement dated 10 September 2013 (the "Dealer Agreement") with the Dealers and the Co-Arrangers named in it in respect of the Issuer's £3,000,000,000 Euro Medium Term Note Programme (the "Programme").

(B)	The Issuer proposes to issue £400,000,000 3.875 per cent. Notes due 2024 (the "Notes") and the Managers wish to subscribe such Notes.

IT IS AGREED as follows:

1.	Appointment

In accordance with Clause 14.3 (Additional Dealers and/or Co-Arrangers) of the Dealer Agreement, the Issuer appoints those of the Managers who are not Dealers (the "New Dealers") as Dealers under the Dealer Agreement for the purposes of the issue of the Notes only and not for any other Tranche or Series under the Dealer Agreement.  Each New Dealer accepts its appointment under the Dealer Agreement and as such each New Dealer is hereby vested with all the authority, rights, powers, duties and obligations of a Dealer under the Dealer Agreement in respect of the issue of Notes only, as if each New Dealer had originally been named a Dealer in the Dealer Agreement, as set out in Clause 14.3 (Additional Dealers and/or Co-Arrangers) thereof.  This Agreement shall, in relation to each New Dealer, be deemed to constitute such New Dealer's confirmation and agreement to perform and comply with the duties and obligations assumed by it under the Dealer Agreement on the terms set out in this Agreement.

2.	Issue of the Notes

2.1
Dealer Agreement:  The Notes shall be issued pursuant to Clause 2.2 (Syndicated Issues) of the Dealer Agreement and on the terms of Clauses 3 (The Notes), 5 (Offering of Notes) to 10 (Indemnification) (but not 9.1 (Initial Conditions Precedent)), 13 (Survival of Certain Representations and Obligations), 14.2 (Rights Accrued), 15 (Communications), 18 (Assignment), 19 (Several Obligations and No Cross-Default) and 20 (Governing Law and Jurisdiction) of the Dealer Agreement as modified by this Agreement.  Unless otherwise defined in this Agreement, terms defined in the Dealer Agreement shall have the same meaning in this Agreement.  References in the Dealer Agreement to "Notes" and "Dealers" shall be construed as references to the Notes and the Managers, respectively, for the purposes of this Agreement.

2.2
The Notes:  The Notes shall be in the form and have the terms set out in Schedule 4 (Terms and Conditions of the Notes) to the Trust Deed as completed by the Final Terms dated the date of this Agreement relating to the Notes which the Issuer confirms it has prepared and copies of which it authorises the Managers to distribute in connection with the offering and sale of the Notes.

2.3
Agreement to Issue:  Subject to the terms and conditions of this Agreement, the Issuer agrees to issue the Notes on 17 October 2013 (the "Closing Date") or such later date not being later than 31 October 2013 as the Issuer and the Joint Lead Managers on behalf of the Managers may agree (the "Issue Date"), to the Managers or as the Joint Lead Managers may direct in accordance with Clause 5 (Closing).  The Notes shall be issued at a price equal to 98.992 per cent of their nominal amount plus accrued interest, if any, on the Notes from the Closing Date to the Issue Date (the "Issue Price"), subject to the adjustments referred to in Clause 6 (Commission).

2.4
Publicity:  The Issuer confirms the arrangements made on its behalf by the Joint Lead Managers for announcements in respect of the Notes to be published on such dates and in such newspapers or other publications as it may agree with the Joint Lead Managers.

3.	Agreement by the Managers

The Managers jointly and severally agree that they shall subscribe the Notes on the Issue Date, all on the terms set out herein.

4.	Conditions Precedent

Clause 9.2 (Continuing Conditions Precedent) of the Dealer Agreement (but not Clause 9.2.8 (Comfort Letter) of the Dealer Agreement) shall apply to the issue and subscription of the Notes, including confirmation from Moody's Investors Service Limited and Standard & Poor's Credit Market Services Europe Limited that they have assigned a rating of Baa1 (stable) and BBB (stable) respectively to the Notes.

5.	Closing

5.1
Issue of Notes:  At 10:00 a.m. (London time) (or such other time as may be agreed between the Joint Lead Managers, on behalf of the Managers, and the Issuer) on the Issue Date, the Issuer shall issue and deliver to the Managers or their order in such place as the Joint Lead Managers may reasonably require a temporary Global Note representing the Notes duly executed and authenticated.

5.2
Payment:  Against such delivery the Managers shall pay or cause to be paid to the Issuer the net subscription monies for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price less the commissions referred to in Clause 6 (Commission).  Such payment shall be made by the Common Service Provider on behalf of the Managers, in Pound Sterling in immediately available funds to the account of the Issuer, evidence of such payment taking the form of a confirmation by the Common Service Provider that it has made the relevant payment to the Issuer.

6.	Commission

The Issuer shall pay to the Managers a combined management and underwriting commission and selling commission of 0.40 per cent., of the nominal amount of the Notes.  Such commission(s) shall be deducted from the subscription monies by the Managers prior to payment to the Issuer.

7.	Expenses

The Issuer shall be responsible for paying all costs and expenses incurred in connection with the issue of the Notes.

8.	Communications

The telephone number, fax number, postal address, electronic address and designated person of the Joint Lead Managers for the purposes of Clause 15 (Communications) of the Dealer Agreement are:

Barclays Bank PLC

5 The North Colonnade
London E14 4BB
United Kingdom

Telephone No:	+44 (0) 20 7773 9090
Fax:	+44 (0) 20 7516 7548
Attention:	Debt Syndicate

Lloyds Bank plc

10 Gresham Street
London EC2V 7AE
United Kingdom

Telephone No:	+44 (0)20 7050 6060
Fax:	+44 (0)20 758 3252
Email:	Bond.Syndicate@lloydsbanking.com
Attention:	Bond Syndicate

The Royal Bank of Scotland plc

135 Bishopsgate
London EC2M 3UR
United Kingdom

Fax:	+44 (0)20 7085 2591
Attention:	New Issues, Syndicate Desk

9.	Selling Restrictions

For the purposes of paragraph 3.2 (United States of America) and 3.3 (United States of America) of Schedule B (Selling Restrictions) to the Dealer Agreement, the applicable TEFRA exemption is D Rules.

10.	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

11.	Several Obligations and No Cross-Default

For the avoidance of doubt, Clause 19 (Several Obligations and No Cross-Default) of the Dealer Agreement shall apply mutatis mutandis to this Agreement.

12.	Governing Law and Jurisdiction

12.1	Governing Law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

12.2
Jurisdiction:  The courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") may be brought in such courts.  The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.  This Clause is for the benefit of each of the Managers and shall not affect the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

13.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.  Any party may enter into this Agreement by signing any such counterpart.

THIS AGREEMENT has been entered into on the date stated at the beginning.

WESTERN POWER DISTRIBUTION (WEST MIDLANDS) PLC

By:       /s/ Ian R. Williams

BARCLAYS BANK PLC
LLOYDS BANK PLC
THE ROYAL BANK OF SCOTLAND PLC
COMMONWEALTH BANK OF AUSTRALIA
MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC
MIZUHO INTERNATIONAL PLC
RBC EUROPE LIMITED

Each by its duly authorised attorney:

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